Exhibit 99.1

Chicopee Bancorp, Inc. Announces Completion of Fifth Stock Repurchase Plan

CHICOPEE, Mass.--(BUSINESS WIRE)--November 3, 2011--Chicopee Bancorp, Inc. (the, “Company”) (NASDAQ: CBNK), the holding company for Chicopee Savings Bank, announced today that it has completed its fifth stock repurchase program which was announced on November 19, 2010. The Company acquired 303,004 shares, or approximately 5.0% of the then outstanding common stock, at an average purchase price of approximately $13.84 per share. As previously announced, the Company has adopted a sixth stock repurchase program to acquire up to 287,000 shares, or approximately 5.0% of the outstanding common stock. Mr. William J. Wagner, President and CEO said, “We are pleased to announce the successful completion of our fifth stock repurchase program. The Board of Directors and management, continue to believe that the repurchase of the Company’s shares at a reasonable price is an attractive use of the Company's capital to maximize shareholder value.”

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer